OPERATING AGREEMENT OF

SEVEN BASE CONSULTING, LLC

This Operating Agreement ("Agreement") dated this 29th day of December, 2009, is made and entered into by and among the Managers and the Members set forth below:

RECITALS

WHEREAS, the purpose of this LLC is to pursue any lawful activity, and to engage in any and all general business activities consistent with the terms and conditions of this Agreement.

ARTICLE 1
OFFICES

1.1 Principal Office. The Principal Office of the LLC shall be located at **4040 W Hacienda Ave, Suite 130, Las Vegas, Nevada 89118**. The LLC may have such other offices, either within or out of the State of Nevada, as the Managers may designate or as the business of the LLC may from time to time require.

1.2 Registered Office and Agent. The registered agent's office of the LLC is **3275 South Jones Blvd., Suite 105, Las Vegas, Nevada 89146** and the registered agent at such address is **FLANGAS MCMILLAN LAW GROUP**. The registered agent may be changed from time to time by action of the Managers and by filing the prescribed forms with the Nevada Secretary of State.

1.3 LLC Name. The name of the LLC shall be **SEVEN BASE CONSULTING, LLC**, a Nevada limited liability company, and all business of the LLC shall be conducted in such name.

1.4 Authorized Units. The LLC shall have a total of One Thousand (1000) Units authorized for distribution. No additional units may be authorized without the unanimous consent of all Members.

ARTICLE 2
DEFINITIONS

Definitions. Capitalized words and phrases used in this Agreement shall have the following meanings:

2.1 **"Act"** means the Limited Liability Companies Statute as set forth in Chapter 86 of Nevada Revised Statutes, as amended from time to time (or any corresponding provisions of succeeding law).

2.2 **"Adjusted Capital Account Deficit"** means, with respect to any Members, the deficit balance, if any, in such Members' Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of I.R.S. Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i)(5).

(b) Debit to such Capital Account the items described in I.R.S. Section 1.704-1(b)(2)(ii)(d)(5) and (6) of Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of the I.R.S. Regulations and shall be interpreted consistently therewith.

2.3 **"Adjusted Capital Account"** means, as of any day a Member's Capital Account adjusted as follows and in accordance with Regulation 1-704-1(b)(2)(iv):

(a) Increased by (i) the amount of all Capital Contributions and any other contributions made by such Members to the LLC pursuant to the Agreement, (ii) the amount of Profit allocated to such Members pursuant to Article 5 of this Agreement, and (iii) the amount of any other items of income or gain specifically allocated to such Members pursuant to Article 5 of this Agreement.

(b) Decreased by (i) the amount of cash or the Gross Asset Value (net of any liabilities to which such property is subject) of any property distributed to such Member pursuant to the Agreement, (ii) the amount of loss allocated to such Member pursuant to Article 5 of this Agreement, and (iii) the amount of any other items of deduction or loss specifically allocated to such Member pursuant to Article 5 of this Agreement or the Code. The Capital Accounts of each Member shall be increased or decreased to reflect any revaluation of LLC assets under Article 5.5 of this Agreement.

(c) Increased by the amount of any LLC liability which, in connection with distributions pursuant to Article 5 hereof, are assumed by such Member or are secured by any LLC Property distributed to such Member.

(d) Increased by any amounts actually paid by such Member to any LLC lender pursuant to the terms of any loan transaction; and

(e) Reduced by the amount of any liabilities of such Member assumed by the LLC or which are secured by any property contributed by such Member to the LLC.

In the event any Member transfers all or any portion of his Membership Units in accordance with the terms of this Agreement, his transferee shall succeed to the Adjusted Capital Account of the transferor to the extent it relates to the transferred Members Units. Provided, however, that if the transfer causes a termination of the LLC under Section 708(b)(1)(B) of the Code, the LLC's assets shall be deemed, solely for federal income tax purposes, to have been distributed in liquidation of the LLC to the holders of Membership Units (including such transferee) and recontributed by such holders in reconstitution of the LLC. In such event, the Gross Asset Values of the LLC's property will be adjusted immediately prior to such deemed distribution pursuant to a revaluation of the LLC's assets in accordance with Article 5.5 of this Agreement. The Capital Accounts of such reconstituted LLC shall be maintained in accordance with this Agreement.

2.4 **"Affiliates"** means any person or entity controlling, controlled by or under common control with the Members.

2.5 **"Agreement" or "Operating Agreement"** means this Agreement of **SEVEN BASE CONSULTING, LLC** as amended from time to time. Words such as "herein," "hereafter," "hereof," "hereto," and "hereunder" refer to this Agreement as a whole, unless the context indicates otherwise.

2.6 **"Annual Operating Budget"** means a document prepared by the Managers consisting of an estimate of the revenues and expenses, both operating and capital, for the business of the LLC.

2.7 **"Articles of Organization"** means the Articles of Organization of **SEVEN BASE CONSULTING, LLC** as amended.

2.8 **"Bank"** means the bank or lending institution used by the LLC to conduct its business.

2.9 **"Capital Account"** means, with respect to any Member, the Capital Account maintained for such Member in accordance with this Agreement.

2.10 **"Capital Contribution"** means, with respect to any Member, the amount of money, the Gross Asset Value of any property or the value of any contract contributed to the LLC in exchange for Membership Units.

2.11 **"Capital Reserve"** means that amount set aside to provide for future contingencies as determined by the Managers.

2.12 **"Capital Transaction"** means any of the following: (i) a sale, exchange, transfer, assignment or other disposition of all or portion of the Property, (ii) any financing or any refinancing of indebtedness of the LLC, (iii) any condemnation proceeding, or (iv) any other transactions, the proceeds of which, in accordance with generally accepted accounting principles are considered to be capital in nature.

2.13 **"Code"** means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

2.14 **"Depreciation"** means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

2.15 **"E.B.I.T.D.A."** means earnings before interest, taxes, depreciation and amortization.

2.16 **"Gross Asset Value"** shall mean, with respect to any LLC asset, the adjusted basis of the asset for federal tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the LLC shall be the gross fair market value of such asset, as determined by the Managers;

(b) The Gross Asset Value of an asset shall be adjusted each fiscal year by the Depreciation with respect to such asset taken into account for purposes of computing profit and loss for such year:

(c) If any LLC asset becomes encumbered by any nonrecourse indebtedness, appropriate adjustments shall be made to the Gross Asset Value of the asset to conform to the Code.

2.17 **"LLC Minimum Gain"** means the sum of the separately computed amount of gain, if any, that would be realized by the LLC if, with respect to each nonrecourse liability of the LLC, the LLC disposed of the property subject to such nonrecourse liability for no other consideration and full satisfaction of such liability in accordance with Section 1.704-2(d) of the Regulations. For this purpose, the terms "nonrecourse liability" shall have the meaning set forth in Section 1.752-1(a)(2) of the Regulations.

2.18 **"Majority in Interest"** means the Members holding **51%** of the Membership Units.

2.19 **"Managers"** means collectively, those managers elected by the Members. The Initial Managers need not be Members. Two of the members will hold a seat for two years and the remaining three shall hold a Managers seat for three years before coming before the Members for reelection. The Managers who shall hold the **initial two year seats are SCOTT ENCE and TODD YOUREN** . The Managers who shall hold **the initial three year**

seats are KEKOA QUIPOTLA, GLEN AMADOR, and DAVID THISTLE.

2.20 **"Members"** means any person who (i) is referred to as such in the Articles of Organization or (ii) has become a Member pursuant to the terms of this Agreement. Within the list of Members (Schedule A), there shall be a sub classification of "Initial Members" (Schedule B), for which this agreement calls for additional clarification and unique rights.

2.21 **"Members Nonrecourse Debt"** shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

2.22 **"Members Nonrecourse Deductions"** shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

2.23 **"Membership Units"** means the Percentage Interest to be acquired or held by each Member in the LLC.

2.24 **"Net Cash Flow"** means the gross cash proceeds from LLC Capital Transaction or operations which shall include the income generated in the normal course of the LLC's business, less the portion thereof used to pay for all LLC's expenses, the Managers' overhead (if any), debt payments, including capital improvements, replacements and contingencies, all as determined by the Managers. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances.

The Net Cash Flow shall not include payment of priority returns or any distributions of or in respect of a Members' capital investment in the LLC or the amount established for reasonable reserves.

2.25 **"Percentage Interest"** means the overall ownership percentage to be acquired or held by each Member in the LLC.

2.26 **"Person"** means any individual, partnership, corporation, trust or other entity.

2.27 **"Profits" and "Losses"** means for each fiscal year or other period, an amount equal to the LLC's taxable income or loss of such year or period, determined in accordance with Code and this Agreement (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to the Code shall be included in taxable income or loss). Profits or losses resulting from any disposition of LLC Property shall be computed by reference to the gross asset value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its gross asset value. In lieu of the depreciation, amortization or other cost recovery, deductions taken in to account and computing income for federal income tax purposes there shall be taken into account Depreciation for such fiscal year.

2.28 **"Property"** means any real or personal property owned by the LLC.

2.29 **"Regulations"** means the Regulations promulgated by the Treasury Department which support the Code.

ARTICLE 3
CAPITALIZATION OF THE LLC

3.1 **Capital Contributions.**

(a) The Members set forth in Schedule A below have contributed or shall contribute the sums stated therein into the LLC for which they shall receive their respective Membership Unit(s) and Percentage Interest of the LLC.

(b) If, after the initial capital contributions and loans of the Members set forth in Schedule A have been made, the Managers reasonably determines, in good faith after consultation with the Company's accountants and with legal counsel (i) that the Company is insolvent or, after taking into account projected revenue sources, the Company will not be able to timely pay and satisfy its obligations as they mature or the financial condition of the Company is such that there exists a likelihood that the Company will be in breach of one or more financial covenant obligations owed to any lender of the Company, and (ii) that additional funds are required or necessary to remediate such insolvent condition or satisfy any such financial covenant, then the Managers shall notify the other Members by delivering a Capital Requirement Notice and all Members shall contribute to the Company such amount as may be so required and necessary, but shall not exceed an annual contribution of $2000 per unit. The Members shall each make such additional capital contributions in the same proportion to the total additional capital contribution required that its then-existing respective Percentage Interest bears to the combined Percentage Interests of all Members. All contributions shall be made within ten (10) days after delivery of the Capital Call Notice to be distributed to the Members once approved by the Managers.

(c) An Emergency Capital Call, above the $2,000 per unit annual limit, can be made by the Managers. However, an emergency capital call must be put to a vote of the Members and pass with at least a 65% majority-of-interest held by the Members and can not exceed an additional $2,000 per unit.

(d) Each Member who provides their additional capital contribution as and when required pursuant to Section 3.01 (a), such Member shall be deemed to be a Contributing Member, and any Member which fails to timely provide any additional capital contribution as and when so required shall be deemed to be a Defaulting Member. In such an event (i) the Contributing Member's Capital Account shall be appropriately increased by the amount of the capital contribution so made; (ii) the Contributing Member's Percentage Interest shall be increased to a percentage equal to the quotient of (A) the sum of all capital contributions made by such Contributing Member taking into account the additional capital contribution so made, divided by (B) the sum of all capital contributions made by all Members taking into account the additional capital contributions so made, (C) rounded to the nearest one-thousandth of a percentage point; (iii) the Defaulting Member's Percentage Interest shall be correspondingly decreased; and (iv) Distributable Cash shall thereafter be preferentially allocated and distributed to the Contributing Member in accordance with Section 3.05 (a)(2), but no such preferential distribution shall affect or result in any adjustment of

Percentage Interests of the Members.

(e) If any Member fails to timely make an additional capital contribution as and when required pursuant to Section 3.01 (a) and becomes a Defaulting Member by virtue of Section 3.02(b), the Contributing Member may, but shall not be required to, advance the Defaulting Member's share of capital required to be contributed to the extent any such amount is not contributed by such Defaulting Member. Each such advance on behalf of a Defaulting Member shall be deemed to be a loan to the Defaulting Member, which loan shall bear interest at the Default Rate until paid, and which loan shall be deemed to be secured by a security interest in, and a first and paramount lien upon, the Defaulting Member's interest in the Company. Without limiting the generality of the preceding sentence, as long as any portion of any such loan (principal or interest) remains outstanding, the Defaulting Member hereby assigns and transfers to the Contributing Member all of such Distributing Member's share of Distributable Cash until such loan (principal and interest) has been fully repaid. Each Member which may hereafter constitute a Defaulting Member, hereby irrevocably appoints the Contributing Member as the Defaulting Member's due and lawful attorney-in-fact, recognizing that such appointment is coupled with an interest, to execute and deliver such notes, pledges, assignments, security agreements and other instruments, agreements and documents as may be reasonably required or necessary to evidence, secure or perfect the security of such loan and to do and perform such other actions as may be reasonably required or necessary to give legal effect to such loan and security interest. If the Defaulting Member fully repays the loan (including interest) made by the Contributing Member prior to the conversion of such loan into a capital contribution by the Contributing Member in accordance with the next sentence (i) the amount of the loan so repaid (excluding interest) shall be treated as an additional capital contribution of the Defaulting Member; (ii) the Defaulting Member's Capital Account shall be appropriately increased by the amount of the additional capital contribution so made; and (iii) the Defaulting Member's Percentage Interest shall be increased in the same manner and amount that the Contributing Member's Percentage Interest was increased pursuant to Section 3.01 (b). However, if the Defaulting Member does not fully repay the loan (including interest) made by a Contributing Member within twelve (12) months from the date the loan is made by such Contributing Member, then at the option of the Contributing Member, exercised by written notice to the Defaulting Member given any time thereafter but prior to the full repayment of such loan by the Defaulting Member (i) the unpaid portion of the loan (including interest) shall be converted to and treated as an additional capital contribution of the Contributing Member; (ii) the Contributing Member's Capital Account shall be appropriately increased by the amount of the loan so converted; (iii) the Contributing Member's Percentage Interest shall be increased to a percentage equal to the quotient of (A) the sum of all capital contributions made by such Contributing Member taking into account the additional capital contribution so made, divided by (B) the sum of all capital contributions of all capital contributions made by all Members taking into account the additional capital contributions so made, (C) rounded to the nearest one-thousandth of a percentage point; (iv) the Defaulting Member's Percentage Interest shall be correspondingly decreased; and (v) Distributable Cash shall thereafter be preferentially allocated and distributed to the Contributing Member in accordance with Section 5.02 (a), but no such distribution shall affect or result in any adjustment of the Percentage Interests of the Members. Upon the occurrence of the adjustment in the Members' respective

Percentage Interests, the entire liability of the Defaulting Member with respect to the additional contribution shall be completely extinguished.

3.2. No Additional Capital Contributions. No Member shall have the right to make any additional contribution to the capital of this LLC, except as provided above in Article 3.1. No Member shall be entitled to make loans to the LLC except with the written consent of the Managing Members, and only on such terms and conditions as are mutually acceptable to the Managing Members.

3.4 Return of Capital Contributions. No Member shall have any right to the return or withdrawal of its Capital Contributions except as expressly provided for herein.

3.5 Capital Accounts and Tax Matters. An individual capital account shall be established and maintained for each Member in accordance with the provisions of this Agreement. The provisions that shall govern matters relating to Capital Accounts and income tax allocations are set forth herein. **SCOTT ENCE** shall be the "Tax Matter Partner" as defined in Code Section 6231 for the LLC. The Tax Matter Partner shall represent the LLC in connection with all administrative and judicial tax proceedings with respect to the LLC, and shall authorize the expenditure of LLC funds for professional services and costs, associated therewith. If for any reason the Tax Matters Partner can no longer serve in that capacity or ceases to be a Manager, the remaining Members shall designate another Tax Matters Partner.

ARTICLE 4
LLC BORROWINGS

4.1 Third-Party Financing. If and when necessary, the Managers shall use their best efforts to obtain third party financing to carry out the purposes of the LLC. The terms and conditions of each commitment and each loan, as well as the financial institutions issuing such commitments and funding such loans, shall be approved in writing by the Members holding **65%** of the Percentage Interests in the LLC. With regard to loans from third-party lenders, the Managers will execute any notes on the part of the LLC in favor of the Lender.

4.2 Possible Guaranty Approval. The Members acknowledge, however, that some lenders may require as a condition of such financing that certain guarantees be given. It is contemplated that if a guarantee is required by any third party Lender, then the Members may personally guarantee any third-party loan the LLC may obtain to the extent the LLC's assets are insufficient to repay the amount due and owing on the loan.

ARTICLE 5
PROFITS AND LOSSES,
INTERESTS AND CASH DISTRIBUTIONS

The allocations and distributions made in this Article 5 shall determine the Profits and

Losses of the Members for financial and income tax purposes.

5.1 Determination of Profits and Losses. The Profits or Losses of the LLC shall mean, for each fiscal year, an amount equal to the LLC's taxable income or loss for such year, determined in accordance with the Code and this Agreement (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Article 5.1 shall be added to such taxable income or loss;

(b) Any expenditures of the LLC described in Section 705(a)(2)(B) of the Code and any other item treated as Section 705(a)(2)(B) expenditures pursuant to applicable Treasury Regulations and not otherwise taken into account in computing Profits and Losses pursuant to this Article 5.1 shall be subtracted from such taxable income or loss;

(c) Any gain or loss resulting from any disposition of the LLC Property, which is recognized for federal income tax purposes shall be computed by reference to the original Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cash recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year; and

(e) In the event the Gross Asset Value of any such Property is adjusted to reflect any unrealized gain or unrealized loss with respect to such Property pursuant to Article 5.5 hereof, the amount of any such Unrealized Gain or Unrealized Loss shall be taken into account as gain or loss from the dispositions of such Property.

5.2 Allocation of Profits and Losses.

(a) Losses. Except as may otherwise be provided in Article 5 hereof, any Losses shall be allocated among and to the Members so as to avoid creating a deficit to the Member's Capital Account balance and then to the Members in proportion to their Percentage Interest as set forth in this Agreement.

(b) Profits. Except as may otherwise be provided in Article 5 hereof, any Net Cash Flow and/or any separate items of income or gain realized by the LLC shall be allocated among and to the Members in proportion to their Percentage Interest as set forth in this Agreement.

(1) Not later than the last day of the last month of each fiscal quarter (i.e. March 31st, June 30th, September 30th and December 31st), the Managers shall distribute to each Member who is not a Defaulting Member an amount equal to the product of (i) the amount of net taxable income of the Company allocable to such Member on account of and

with respect to such prior fiscal quarter; multiplied by (ii) a percentage rate equal to the highest marginal tax rate imposed upon married individuals pursuant to IRC §1 (a) with respect to such fiscal year. If, at the time of distribution, the Company does not have sufficient Distributable Cash to make such distributions, the Managers shall distribute to each Member the same proportion of available Distributable Cash as the amount otherwise distributable to each such Member pursuant to this Section 5.02 (b) bears to the total amount otherwise distributable to all Members pursuant to this Section 5.02 (b).

(2) Subject to the limitation of subsection (c) below, after all Members have received distributions of the amounts to which they are entitled pursuant to Section 5.2 (b), until all Contributing Members have received a cumulative amount equal to the total of all additional capital contributions made pursuant to Section 5.2 (b), Distributable Cash shall next be allocated and distributed to each Contributing Member in the same proportion that its respective additional capital contributions bear to the total of all such additional capital contributions of all Contributing Members.

(3) Subject to the limitation of subsection (c) below, after all Members have received the amounts to which they are entitled pursuant to Section 5.2 (b)(1) and after all Contributing Members have received the amounts to which they are entitled pursuant to Section 5.2 (b)(2), Distributable Cash shall be distributed to the Members in accordance with their Percentage Interests, as adjusted. However, any amount which would otherwise, but for this sentence, be distributable pursuant to this sub-subsection to a Defaulting Member whose loan from a Contributing Member remains outstanding shall be remitted to the Contributing Member until the Defaulting Member's loan (principal and interest) has been repaid. For accounting and tax reporting purposes, such remittance shall nevertheless be treated as a distribution to the Defaulting Member with a contemporaneous and concomitant payment by the Defaulting Member to the Contributing Member (applying such deemed payment first to accrued interest and then to principal).

(c) <u>Loans</u>. Before any allocations of profits are distributed under this Section 5.2(b)(2 or 3) the LLC agrees to pay all loan balances referenced in Schedule A to the Members in full. Loan balances listed on Schedule B will be paid back at a rate of 25% of the first four distributions, after Schedule A loan balances are paid in full. Any such payments toward the loan balances shall be distributed to the loaning Members in equal portion to the total loans outstanding to the Members. Said loans are to be documented on the corporate books as long term liabilities bearing an interest rate of prime plus 3% with adjustments to the interest rate set at the be0ginning of the LLC's fiscal year in which there is still a balance owed on the loans.

5.3 <u>Special Allocations</u>.

(a) <u>Minimum Gain Chargeback</u>. Notwithstanding any other provision of this Agreement, if there is a net decrease in LLC's Minimum Gain during any fiscal year, the Members shall be specially allocated items of the LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in LLC Minimum Gain, as determined under Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made proportionate to the respective

amounts required to be allocated to the Members pursuant thereto. The items to be so allocated shall be intended to comply with the Minimum Gain Chargeback requirements of Regulation Section 1.704-8(f) and shall be interpreted consistently therewith.

(b) Qualified Income Offset. In the event the Members unexpectedly received any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) (regarding depletion deductions), Section 1.704-1(b)(2)(ii)(d)(5) (regarding certain mandatory allocations under Treasury Regulations regarding family Memberships, the so-called Varying Interest Rules, or certain in kind distributions), Section 1.704-1(b)(2)(ii)(d)(6) (regarding certain distributions, to the extent they exceed certain expected offsetting increases in the Member's Capital Account), items of income and gain shall be specially allocated to such member in an amount and a manner sufficient to eliminate, as quickly as possible, the deficient balances in the Member's Capital Account created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Subsection (c) shall be taken into account in computing subsequent allocations of Profits pursuant to this Article 5 and shall, to the extent possible, be equal to the net amount that would have been allocated to the Members pursuant to this Article 5 as if such unexpected adjustments, allocations or distributions had not occurred.

(c) Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations issued thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the LLC, shall, solely for tax purposes, be allocated among all Members so as to take into account any variation between the adjusted basis of such Property to the LLC for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any LLC Property is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such assets shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Managing Members in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this Article 5.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account, in computing the Members' Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(d) Members Nonrecourse Deduction. Nonrecourse Deductions for any fiscal year shall be allocated to all Members in accordance with their respective Percentage Interests. Any Member's Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member(s) who bear(s) the economic risk of loss under Regulations Section 1.704-2(l), with respect to the Members Nonrecourse Debt to which such Members Nonrecourse Deductions are attributable in accordance with the Regulations.

(e) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Section 734(b) and 743(b) of the Code is required, pursuant to the Regulations the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the

adjustment decreases such basis), and such item of gain or loss shall be specially allocated to all Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Regulations.

5.4 Section 1245/1250 Recapture. If any portion of gain from sale of Property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 ("Affected Gain"), then (A) such affected gain shall be allocated among all the Members in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other tax items of gain and same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from the Members who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Members are allocated the same amount and type, of capital gain that would have been allocated to them had Code Section 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as the applicable Profit and Loss percentages for such period.

5.5 Revaluations of LLC Assets

(a) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided herein, the Gross Asset Values of all LLC assets shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such LLC Property, as of the times of the adjustments provided in Article 5.5(b) below, as if such unrealized gain or unrealized loss had been recognized on an actual sale of each Property and allocated pursuant to Article 5.

(b) Such adjustments shall be made as of the following times: (i) immediately prior to the acquisition of any additional interest in the LLC by any new or existing Member in exchange for more than a *de minimis* Capital Contribution, (ii) immediately prior to the distribution by the LLC to a Member of more than a *de minimis* amount of Property as consideration for an interest in the LLC, and (iii) immediately prior to the liquidation of the LLC within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided, however, that adjustments pursuant to Clauses (i) and (ii) above shall be made only if the Managers determine that such adjustments are necessary or appropriate to reflect the relative economic interest of all Members in the LLC.

(c) In accordance with the Regulations, the Gross Asset Value of LLC assets distributed in kind shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such LLC Property, as of the time any such asset is distributed.

(d) In determining unrealized gain or unrealized loss, the aggregate cash amount and fair market value of all LLC assets (including cash or cash equivalents) shall be determined by the Managers using such reasonable method of valuation as it may adopt. Or, in the case of liquidating distribution pursuant to Article 10 of this Agreement, be determined and allocated by the Managers using such reasonable methods of valuation as

it may adopt so as to arrive at a fair market value for LLC Property.

5.6 Compliance with Regulations. The provisions of Article 5 relating to the maintenance of Capital Accounts are intended to comply with the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the LLC or the Members), are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material effect (unless modified pursuant to Article 5.3) on the amounts distributable to any person pursuant to Article 10 of this Agreement upon the dissolution of the LLC. The Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of all Members and the amount of LLC capital reflected on the LLC's balance sheet, as computed for book purposes, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement not to comply with Regulations Section 1.704-(b).

5.7 Percentage Interest. Pursuant to the adjustments that may be allotted for in Section 5.8 below the Members shall have the calculated Percentage Interests in the LLC as calculated by the portion of their individually held units in proportion to the total allocated units listed in Schedule A. There are 100 units authorized for this LLC and at the signing of this agreement all 100 units will be allocated. Any unallocated units can be allocated for sale by the unanimous approval of the Managing Members. Any subsequent allocation will be restricted to the raising of additional capital for the LLC. Any offer to allocate additional units are to be offered to the existing members first before presenting an offer to an outside party.

(a) The LLC recognizes the significant financial contribution made by Glen Amador, through various organizations, and hereby commits to a non-dilution factor: For every unallocated unit released, subsequent to the signing of this agreement, will require a one third (1/3) of a unit to be allocated, at no cost, to Mr. Amador. Thus allowing him to retain his original percentage interest in the LLC, as documented within his personal name and LLC's in which he is a participant.

5.8 Unique Handling for the Initial Members. The Initial Members hold within themselves a unique agreement that is hereby acknowledged and accepted by the LLC and its Members. If any of the initial Members, who are also employees of the LLC, fail to perform to the standards and initial agreements of the remaining Initial Members, which results in the failing Initial Members employment to be terminated by the LLC, said Members ownership shall be reallocated to the remaining Initial Members of the LLC. Any outstanding loan balance owed to the terminated employee will be null and void of liability to the LLC and their capital contribution accounts will be reallocated in the same manner as the ownership redistribution to keep the capital accounts in balance.

5.9 Periodic Determination of Net Cash Flow from Operations. The Managers shall periodically review the cash flow of the LLC and, consistent with prudent business

practices, determine the amounts, if any, of Net Cash Flow available for distribution to all Members consistent with this Article.

5.10 Distributions of Net Cash Flow.

(a) Subject to Section 5.2(c), Net Cash Flow shall be distributed pro rata to all Members in proportion to their respective Percentage Interests.

(b) As outlined in Section 5.2(b)(1) the Managers shall use reasonable efforts to cause the LLC to distribute cash to each Member in order to insure that all Members have the funds to pay their tax liability associated with the profits of the LLC.

ARTICLE 6
MEMBERS AND MANAGEMENT DUTIES AND RESPONSIBILITIES

6.1 Management. **SCOTT ENCE, KEKOA QUIPOTLA, GLEN AMADOR, DAVID THISTLE, and TODD YOUREN,** are the initial Managers of the LLC. Managers are to be elected by a majority vote of the Members for a term of two years with alternating elections. SCOTT ENCE and TODD YOUREN have agreed to hold the initial two year seats and be up for reelection by the Members on or around October 15, 2011. KEKOA QUIPOTLA, GLEN AMADOR, and DAVID THISTLE will hold the initial three year seats and be up for reelection by the Members on or around October 15, 2012.

6.2 Authority and Powers of Management.

(a) Except to the extent otherwise set forth in Section 6.4 or any other provision of this Agreement, the Managers shall have full, complete, and exclusive authority to manage all business and other activities of the Company.

(b) The Managers, on behalf of the Company, shall have any and all powers to do and perform any and every act required, necessary, proper, suitable, desirable or convenient to further any legitimate purpose of the Company, subject always to the duties imposed upon the Managers pursuant to Section 6.3 of this Agreement and subject always to the faithful discharge of fiduciary obligations owed by the Managers to the Company.

6.3. Duties of Management.

(a) Each Manager shall act in good faith and in a manner which such Manager believes to be in and not opposed to the interests of the Company, in a commercially reasonable manner with such care as an ordinary prudent person in a like position would use under similar circumstances. In so doing, each Manager shall take all actions necessary, appropriate or desirable, subject to the availability of funds, as efficiently and expeditiously as may be commercially feasible under the circumstances. Each Manager shall devote such time and such effort as may be reasonably necessary for Company purposes.

(b) Specifically, without limiting the generality of the obligations set forth in Section 6.3 (a), the Managers shall provide to the Company the following services in the name of and on behalf of the Company and at the expense of the Company (without any obligation therefore being imposed upon any Member):

(1) The Managers shall provide all financial, accounting, marketing, advertising, reservations, human resources and risk management services required and necessary in the operation of the Business.

(2) The Management shall procure the services of senior management personnel to the extent reasonably required to enable the Company to properly and efficiently conduct its Business.

(3) Not less than ninety (90) days after execution of this Agreement and not later than thirty (30) days prior to the commencement of each fiscal year thereafter, the Management shall submit to the Members an Operating Budget for the ensuing fiscal year. The Manager shall have the authority to incur ordinary and necessary business expenses on behalf of the Company which are not set forth in the Operating Budget; provided that the payment thereof does not violate Section 6.11; provided that the amount thereof does not exceed the Expense Limit; and provided that the total cumulative amount of all discretionary expenses for any fiscal year do not exceed the total amount of expenses set forth in the Operating Budget for such fiscal year (taking into account all positive and negative variances) by more than the Expense Limit.

(4) The Management shall obtain and keep in full force and effect all licenses and permits as may be required for the operation of the Business; and shall comply with any conditions or requirements set out in any such licenses and permits and at all times to operate and manage the Business in accordance with such conditions and requirements.

(5) The Management shall obtain and maintain such supplies and equipment as may be reasonably necessary or appropriate for the operation of the Business.

(6) The Management shall hire all employees of the Company for and on behalf of the Company and shall hire, supervise, direct, discharge and determine the compensation, other benefit and terms of employment of the Company's personnel. The Management will be the sole judge of the fitness and qualifications of such personnel and is vested with absolute, unfettered and unrestricted discretion in hiring, supervising, directing, discharging and determining the compensation, other benefits and terms of employment of such personnel. The Management shall obtain and maintain adequate workers' compensation insurance coverage with respect to all Company personnel. The Management shall immediately notify all Members if any labor union to organize employees of the Business.

(7) The Management shall make or cause to be made all repairs,

replacements, corrections and maintenance of all equipment and other property of the Company and may be required in the normal and ordinary course of operation of the Business. In conjunction therewith, the Manage is authorized to make and enter into in the name of, for the account of and at the expense of the Company, all such contracts and agreements as may be reasonably necessary for the repair and maintenance of such equipment and other property and to cause the same to be paid when due.

(8) The Management shall procure and maintain insurance in such amounts and coverage's as may be reasonably necessary and appropriate, consistent with industry standards, in the operation of the Business.

(9) The Management shall comply with any and all laws, orders or requirements of any federal, state, county or municipal agency affecting the Business.

(10) On or before the fifteenth (15th) day of each month, the Management shall deliver monthly financial statements to the Members showing the results of the operation of the Business for the preceding month and the year-to-date. Within sixty (60) days after the end of each fiscal year, the Manager shall deliver to the Members (i) the annual financial statements for the preceding fiscal year, together with a comparison of the balance sheet to the balance sheet of second preceding fiscal year; and (ii) the U.S. Partnership Return of Income (Form 1065) and all Schedules K-1 thereto.

(c) Every person who or which agrees to serve as a Manager of the Company shall *ipso facto* be deemed to have assumed each and all of the obligations imposed by, and to have agreed to be bound by each and all of the obligations of this Section.

6.4. Limitations Upon Authority of Management.

(a) Notwithstanding the general authority and power of Managers, no Manager is authorized to perform any of the following actions unless such action has been recommended by the Management and unanimously approved by all of the Members:

(1) perform any act in contravention of the Articles or this Agreement;

(2) confess any judgment against the Company in an amount in excess of $5,000;

(3) sell, exchange or otherwise dispose of all or substantially all of the assets of the Company in a single transaction or series of transactions outside the Company's ordinary course of business;

(4) encumber all or substantially all of the assets of the Company in a single lending transaction or a series of lending transaction outside the Company's ordinary course of business;

(5) guarantee or otherwise assure the payment or performance of any obligation of any other person;

(6) admit any person not identified in this Agreement as a Member of the Company;

(7) redeem or purchase any Member's interest in the Company other than outlined within this agreement;

(8) distribute money to any Member which is not precisely proportionate (based upon the Member's respective Percentage Interests) to a contemporaneous distribution of money to the other Member;

(9) incur any expenditure or expense in excess of the Expense Limit, or incur any expenditure or expense which, when added to all of the other expenditures or expenses of the Company for any fiscal year, would cause the total amount of expenditures and expenses set forth on the applicable Operating Budget to be exceeded by more than the Expense Limit;

(10) distribute property, real or personal, tangible or intangible, to any Member;

(11) dissolve the Company;

(12) merge or consolidate the Company with any other person;

(13) approve any collective bargaining agreement;

(14) approve any competition with the Company or any diversion of any business opportunity which may be exploited advantageously by the Company in violation of Section 4.06 of this Agreement;

(15) execute or perform any contract with, participate in any transaction with, or pay any money to, a Manager or Member or any affiliate of a Manager or Member, other than as expressly permitted by Sections 6.6(a) or any other provision of this Agreement;

(16) provide indemnification to any Manager or Member;

(17) compromise or settle any, pending, threatened or completed action, suit or proceeding by or in the right of the Company (i.e. a derivative action); or

(18) make any distribution to any Member without a corresponding distribution to the other Member in accordance with their Percentage Interest.

(b) Meetings of the Members may be called by any Member pursuant to the terms of Article 13.4 below. Notice of each such meeting shall be given to each

Member at least fourteen (14) business days before the scheduled day of the meeting. Each such notice shall state (i) the time, date, place (which shall be at the address set forth in Section 1.09 of this Agreement unless otherwise agreed by all Members), and (ii) the purpose of the meeting to be so held. Any Member may waive notice of any meeting in writing before, at, or after such meeting. Attendance at a meeting shall constitute a waiver of notice of such meeting, except when a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(c) Action requiring the consent or approval of Members may be taken at a meeting or without a meeting if the action is consented to, or approved by, or such number as may be required for approval of such action pursuant to this Agreement. If any action is taken by written consent or approval, a meeting of Members need not be called or noticed.

6.5 Deadlock. In the event the Managers cannot agree on a decision involving the operation or direction of the LLC with more than a single apposing manager approval, said decision shall be taken to the Members for vote of Majority in Interest and the member approved decision shall be final and acted upon accordingly by the Managers.

6.6. Competition Prohibited; No Diversion of Opportunities – All Members.

(a) Notwithstanding any exculpation, authorization or permission otherwise afforded by law, for so long an existing member, remains to be a Member, said member is expressly prohibited from engaging or participating, directly or indirectly (through one or more affiliates, as a shareholder, partner, member, beneficiary, director, officer, manager, trustee, employee, agent or lender of any other person, or otherwise), in any and every business venture or activity which is competitive with the Business other than the existing businesses of:

(1) Tapout Research & Development Training Center, located at 4040 W Hacienda Ave, Las Vegas, NV 89118, hereafter referred to as ("TRDTC"); unless such engagement or participation is approved in writing by 100% of the members prior to the initiation of such engagement or participation. The LLC has entered into an agreement with TRDTC to allow the LLC to use the TRDTC facility as a model for prospective clients, employees, partners, vendors, and other business alliances desired by the LLC. TRDTC in turn has borrowed money from the LLC for developmental costs associated with the build-out of the TRDTC and has or will sign a promissory note to repay the LLC under the terms and conditions of the LLC. These terms and conditions provide the option to the LLC to convert said loaned money to ownership of the TRDTC at a rate of $2,000 per unit for a maximum of 20% ownership in the TRDTC organization, upon a 120 day delinquency of the TRDTC to make payments. The conversion of loaned money to an equity position in the TRDTC will be submitted to TRDTC in writing and TRDTC agrees to issue the appropriate ownership documentation to the LLC within 30 days of the written notice. Since the owners of the TRDTC are also members of this LLC, it is with good faith expectations that both parties have entered into this agreement and additional documentation will be provided within 90 days of the signing of this agreement.

(2) The LLC also recognizes an existing agreement between TNA LLC and 7Base for establishing a sub-licensing agreement with the Tapout LLC. TNA will be paid a gross profit licensing fee generated on the Tapout sales within 7Base. This acknowledgement references a separate written agreement between the two parties.

(3) The LLC also recognizes an existing agreement between Tapout LLC and 7Base LLC for a gross sales licensing agreement utilizing the Tapout name. This shall also be outlined in a separate agreement.

(b) Except as hereinabove provided in subsection (a), each Member is expressly, absolutely, unconditionally and unqualifiedly authorized and permitted to engage or participate in any and every business and investment venture or activity which is not competitive with the Company (for its own account) or representatively for the account of others without any obligation whatsoever to offer the opportunity to the Company or any Member. Neither the Company nor the other Member shall have any rights in, or obligations with respect to, any such other venture or activity or any profits, losses or distributions derived therefrom.

(c) Every Member who or which becomes aware of any business opportunity in the nature of, or materially related to, the Business that may be exploited advantageously by the Company, has an absolute and unrestricted duty and obligation to present and fully disclose all of the details of such opportunity to Company and the Managing Members. The opportunity to participate in the exploitation of such opportunity shall be in the same relative proportions of capital contributions, profits, losses, distributions, etc. as the respective Percentage Interests of the Members. No Member is permitted to exploit or take advantage of, and each Member is hereby prohibited from exploiting or taking advantage of, any such opportunity in any manner or to any extent, directly or indirectly (through one or more affiliates, as a shareholder, partner, member, beneficiary, director, officer, manager, trustee, employee, agent or lender of any other person, or otherwise); unless the Company relinquishes (exercisable by a vote of the Managing Members) their respective right to participate in the exploitation of such opportunity. If the Company does not affirmatively elect to participate in the exploitation of such opportunity within sixty (60) days after the date on which the offering Member presented and fully disclosed the opportunity in a written summary to the Company, the Company shall be deemed to have relinquished its right of participation.

(d) Each Member (i) understands that, and hereby confirms its understanding that, the other Members have placed and will place material reliance upon this Section in the incurrence of obligations which would not have been incurred but for this Section; and (ii) agrees that Section may be treated as a complete defense or rebuttal of any claim or defense asserted that the obligations imposed are not supported by consideration. Each Member also understands that, and hereby confirms its understanding that, the obligations imposed by this Section are necessary and reasonable to enable each Member to fully realize the benefits from the operation of the Company's Business and, accordingly, expressly recognizes and agrees that monetary damages would not be adequate to compensate the other Members for any injury which would result from any unauthorized competition or unauthorized diversion of opportunity. Therefore, each

Member hereby stipulates and agrees that any violation or threatened violation of any provision of this Section will cause irreparable injury to the Company and the other Members and that, in addition to any and all other remedies that may be available (each and all of which are expressly reserved), the Company and the other Members shall each be entitled to the equitable remedies of specific performance and mandatory and prohibitory injunctive relief, temporary, preliminary and permanent against any breach or threatened breach of this Section as well as an equitable accounting of all profits and gains realized as a result of any breach or threatened breach of this Section.

6.7 Fiduciary Duty of Each Member. Each Member as well as the Managers shall be under a fiduciary duty to conduct the affairs of the LLC in the best interests of the LLC and its Members, including the safekeeping and use of all Property and the use thereof for the exclusive benefit of the LLC.

6.8 Indemnifications. Neither the Members nor the Managers shall incur any liability to the LLC or to any other Members for any mistake or error in judgment or for any act performed or omitted, if such course of conduct was thought by such Members or the Managers to be in good faith and to be in the best interest of the LLC, and such course of conduct did not constitute a breach of any of the covenants contained in Article 6 or Article 9, malfeasance, gross negligence, willful or wanton misconduct, fraud or bad faith on the part of such Members or Manager. The LLC shall indemnify and hold such Members or Managers harmless against any and all liability and expenses (including attorneys' fees) incurred by such Members or Managers in conjunction with the performance of his, her or its duties under this Agreement, provided that such liability and expenses do not arise as a result of a breach of any of the covenants contained in Article 6 or Article 9, malfeasance, gross negligence, willful or wanton misconduct, fraud or bad faith on the part of such Members or Manager, or is contrary to the express provisions of this Agreement.

6.9 Compensation / Expense Reimbursement. No compensation shall be paid to any member for acting as a Manager. However, expenses incurred by a Member, on behalf of the LLC can be reimbursed by the LLC to the Member. Said expenses are to be documented with receipt copies attached and all reports presented to the members along with the monthly financial statements outlined in Section 6.3(b)(10) outlined above.

ARTICLE 7
LIMITED LIABILITY

7.1 Limited Liability. Except as provided by law or as expressly provided in this Agreement, no Member shall be personally liable for any debts of the LLC or any of the losses thereof in excess of the amount of his Capital Contribution.

ARTICLE 8
ADMISSION OF SUCCESSOR AND ADDITIONAL MEMBERS

8.1 Admission of New Members. Except as expressly provided for below, no additional or successor Members may be admitted to this LLC except upon such terms and conditions as shall have been specifically consented to in writing by all Members entitled to vote and owning **65%** of the Membership Units at the time of such admission. Such additional or successor Member shall pay all costs and expenses in connection with such admission and substitution, including, but not limited to, the costs of preparing, filing and recording any amendments to this Agreement or the Articles of Organization.

8.2 Withdrawal. Except for an involuntary withdrawal as set forth below, no Member shall have any right to retire or withdraw voluntarily from the LLC or to sell, transfer or assign his Membership Units in the LLC or to voluntarily commit an act that constitutes an Event of Dissolution unless approved by the Majority in Interest of the Members and in accordance with this Agreement. Any unauthorized voluntary act of a Member that constitutes a withdrawal from this LLC by such Member shall constitute a breach of this Agreement and this LLC shall be entitled to collect damages for such breach. Such damages shall include (without limitation) any loss or expense suffered by the LLC as a consequence of such withdrawal, and any loss or limitation in value of the LLC's assets, any consequences to the LLC if such withdrawal shall result in the LLC being recharacterized as an association for tax purposes. Such damages shall be offset by any cash or other property otherwise distributable to such Withdrawing Member by this LLC, including any amount distributable to such person as a Member. A withdrawal from this LLC, whether voluntary or involuntary, shall not accelerate the time within which the LLC shall be required to make any distribution to the Member; provided, however; each Withdrawing Member shall be entitled to the following distribution from the LLC:

(a) In the event a Member chooses to voluntarily withdraw as a Member of the LLC, and such withdrawal (a) is approved by a Majority in Interest of the remaining Members, (b) doesn't constitute or create an Event of Dissolution and (c) is otherwise in accordance with the terms and conditions of this Agreement, such Withdrawing Member shall be entitled to the following distribution notwithstanding the actual value of such Withdrawing Member's Percentage Interest in the LLC at the time of withdrawal:

(1) If such voluntary withdrawal occurs during the first three years a Member holds a Percentage Interest in the LLC, the Withdrawing Member shall be entitled to a payment of One Dollar ($1.00); this $1.00 shall also be considered as a final payment on any outstanding loan owed to the Member.

(2) If such voluntary withdrawal occurs after the completion of a third year as a Member holding a Percentage Interest in the LLC, the Withdrawing Member shall be entitled to a return of 60% sixty percent (60%) of the fair market value (less the Capital Contribution) of such Withdrawing Member's Percentage Interest in the LLC, and balanced owed on any outstanding loans to the Member, at the time of withdrawal;

(b) The fair market value of such Withdrawing Member's Percentage

Interest in the LLC shall be calculated in accordance with Article 9.4 below.

8.3 Involuntary Withdrawal. In the event any of the following events occur with respect to a Member, such Member shall be deemed to be a Withdrawing Member hereunder. Subject to Article 9.3 below, the non-withdrawing Members, if any, can elect to purchase all or any portion of such Withdrawing Member's Percentage Interest, with each purchasing Member being entitled to acquire that portion of the Withdrawing Member's Percentage Interest which the Percentage Interest of such Member desiring to purchase bears to the sum of the Percentage Interest of all such Members desiring to purchase. The events are as follows:

(a) A Member files a voluntary petition in bankruptcy or shall be adjudicated to be bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy law or any present or future applicable state, federal or other law relative to bankruptcy, insolvency or other relief for debts;

(b) Any Member shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Member, or of all or any substantial part of his properties or his LLC interest;

(c) If a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against a Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any present or future applicable state, federal or other law relating to bankruptcy, insolvency or other relief of debtors and such Member shall acquiesce in the entry thereof;

(d) Any trustee, receiver, conservator or liquidator of such Member or of all or any substantial part of his properties or his LLC Interest shall be appointed without the consent or acquiescence of such Member and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not conservative);

(e) If a Member makes an assignment for the benefit of creditors or takes any similar action for the protection or benefit of creditors; and

(f) Any Member shall admit in writing his inability to pay his debts as they mature or give notice to any governmental body of his insolvency or suspension of operation or initiate proceedings to dissolve or liquidate.

(g) Upon filing of a divorce by any Member. However, upon this condition of Involuntary Withdrawl, the value of the withdrawing members interest in the LLC shall be subject to Article 8.2(a) above.

For the purpose hereof, a Member shall be considered to acquiesce in an order, judgment or decree if such Member does not file a petition or motion to vacate or discharge the same within sixty (60) days after its entry.

8.4 Selective Withdrawl. The remaining Members retain the right to selectively withdraw an individual member from continuing to be a member of the LLC. The selective withdrawl will require a written notice of intent to withdraw the member signed by all remaining members. The value of the selective member being withdrawn shall be determined as 150% of the value calculated in Article 9.4 below. No such selective withdrawal shall be implemented until the completion of the third year of that members participation in the LLC.

8.5 Member Change Notification. If a Member unit is held by another LLC, Corporation, or other group organization, as a courtesy to 7Base, any changes to ownership in those organizations are to be reported to the Managers.

8.6 Member Dispute. Notwithstanding anything in this Agreement to the contrary, in the event the Members cannot agree as to the direction the LLC shall take, or a vote of a Majority in Interest present at a meeting at which a quorum for an act of the Members pursuant to Article 13 cannot be had, then a Member shall have the right to sell its Membership Units back to the LLC or to another Member pursuant to the procedure described in Article 9.4 below. If no Member is willing to sell its Membership Units in the LLC pursuant to this Article, or if the LLC or other Member(s) are unwilling to purchase said Membership Units, or if the Members wish to purchase each other's Membership Units but cannot agree as to whom is to buy whom out, then the LLC shall dissolve and commence winding up and liquidating pursuant to Article 10 below. If a liquidation value in order to dissolve and commence winding up and liquidating pursuant to Article 10 below cannot be agreed upon by a Majority in Interest of the Members, then the appraisal procedure of Article 9.4(a) below shall be used to determine said value.

ARTICLE 9
RESTRICTIONS ON TRANSFERS

9.1 Transfer Restrictions in General. Except as otherwise set forth in this Article 9 hereof, a Member shall not sell, assign, transfer, hypothecate, mortgage, pledge or collateralize all or any portion of his Membership Units in the LLC without the prior written consent of the Majority in Interest of the Members. The Majority in Interest of the Members shall have the right to refuse to consent to such sale, assignment, transfer, pledge or other hypothecation, mortgage, pledge or collateralization. Notwithstanding this restriction on transferability, any individual Member may transfer his Membership Units to a Grantor Living Trust in which the Member is the Trustee. Any sale, assignment, transfer, pledge or hypothecation which does not comply with provisions of this Article 9 shall be void.

9.2 Tax Opinion. The transferor of any Membership Units may be required to provide an Opinion of Counsel, satisfactory to the Manager, that the proposed assignment, transfer or sale would not cause the termination of the LLC's treatment for federal income tax purposes.

9.3 Right of First Refusal. In addition to the other limitations and restrictions set forth herein, no Member may sell all or any portion of his Membership Units unless such Member (the "Selling Member") has first (i) given written notice to the LLC and other Members of his intention to sell all or a portion of his Membership Units (that which is intended to be sold is hereinafter called the "Subject Units"). The LLC shall hold the Right of First Refusal to purchase the Subject Units. If the LLC does not elect to purchase any or all of the Subject Units, the same offer is to be extended to the remaining LLC Members under the same terms and conditions. Any remaining Subject Units can then be offered to an outside party pursuant to Article 9.4 below. The price for the Subject Units shall be as defined in Section 9.4 below. Within fifteen (15) days after such notice is given by the Selling Member, the LLC will respond to the Selling Member of their intent to purchase and enter into negotiations of terms and conditions. If the LLC has elected to not purchase any of the Subject Units, the LLC will respond as such and send notice to each remaining Member of the Selling Members offering of Subject Units. The Selling Member shall agree to extend the same price and conditions to the Members as was offered to the LLC.

9.4 Transferability Requirements of Withdrawing or Selling Members. Should the LLC or remaining Member(s) elect to purchase the Subject Units, and in the absence of a third party offer, then the selling or withdrawing Member's Membership Units shall be acquired by the LLC or the other Members as hereinafter set forth:

a) The price of the Membership Units to be purchased. The Members may determine a Unit Price to assign to the value for each of the allocated units of the LLC. This "Unit Price" shall be documented and approved by 100% of the Members before entry onto the "Unit Price" Tracking Log attached hereto as Schedule C. The price to be paid for the Membership Units being offered by a Selling Member shall not exceed the higher of (a) the price no greater than, and terms no less favorable than, those specified in a bona fide written offer from a Third Party to the Selling Member or (b) the latest Unit Price offer shown on Schedule C subject to Article 8.2(a) above.

b) If the Members have failed to document a Unit Value within six (6) months from the Selling Members notice of desire to sell, the Selling Member shall have the option to select an appraiser within ten (10) days following failed negotiations to establish a Unit Price acceptable to all Members, to evaluate the business to determine a Unit Price. The LLC shall select an appraiser within ten (10) days following the receipt of the notice of objection of value from the withdrawing or selling Member. Such appraisers shall agree on a fair market value for the Percentage Interest within twenty (20) days after their selection. If the two appraisers cannot agree on a fair market value, the two appraisers shall select a third appraiser within ten (10) days following the twenty (20) day period. Each appraiser shall submit his sealed appraisal of the fair market value of the Membership Units within twenty (20) days following the appointment of the third appraiser. The three appraisals shall be added together and divided by three to determine the fair market value of the Membership Units.

This valuation shall be final and binding on all parties. In the event any party fails to select an appraiser within the time allowed under this Article 9.4, then an appraiser shall be appointed upon petition to any District Court Judge of Clark County, Nevada. All expenses incurred as a result of the determination in value shall be borne equally by the LLC and the withdrawing or selling Member.

(b) Payment of the purchase price and terms. Payment of the Purchase Price computed pursuant to subsection (a) above shall be made in the form of cash by the other Members or cash and the issuance of a promissory note if the LLC elects to purchase the Subject Units. The amount of the promissory note due the withdrawing Member by the LLC shall be paid in the following manner:

(i) Twenty percent (20%) of the Purchase Price shall be paid within thirty (30) days after the fair market value has been set by agreement or by appraisal as the case may be;

(ii) The balance due shall be paid in monthly installments of principal and interest, with interest at prime plus three percent (3%) per annum over three (3) years until fully paid. Prepayment of the balance due shall be permitted without penalty. If the LLC fails to tender payment after notification of a default in writing with respect to any installment payment due, then the withdrawing Member shall have the right to petition the Court for liquidation of the LLC. The LLC shall have thirty (30) days to cure the failure of any payment due pursuant to the promissory note without penalty.

(c) **Closing**. At the closing held pursuant to Article 9.4(d):

(i) The LLC or Member(s) shall deliver to the Selling Member:

The Purchase Price in cash or certified funds as specified is subsection 9.4; or

(ii) The LLC shall deliver:

(1) Cash or certified funds as specified in subsection 9.4(b)(i) and the duly executed promissory note for the balance of the Purchase Price as specified in subsection 9.4(ii);

(iii) The Selling Member shall deliver to the other Member(s) or the LLC as the case may be:

(1) The certificates representing the Membership Units being transferred duly endorsed in blank for transfer;

(2) A certificate, dated as of the closing date, containing the representation and warranty that on the closing date, Selling Member has transferred, or caused to be transferred, to the LLC or other Member(s), good and marketable title to all the Membership Units in question, free and clear of any and all claims, equities, liens, charges and encumbrances;

(3) A written resignation by such Member or his agent if such agent was an Officer or Manager of the LLC; and

(4) all such other documents as required pursuant to this Article 9.

(d) Closing Date. The closing date should be on or before the 30th day following the final determination of the Purchase Price pursuant to 9.4 above. The closing shall be held at such time, place and date specified in a written notice from the LLC or other Members to the transferring Members. If the closing date is a Saturday, Sunday or legal holiday, then the closing shall be held on the first business day thereafter.

9.5 Rights of Assignee Members.

(a) Except as provided in this Article 9, and as required by operation of law, the LLC shall not be obligated for any purpose whatsoever to recognize the transfer by any Member of his or its Membership Units unless such transfer is made in accordance with the terms of this Agreement.

(b) Any transfer of a Membership Unit must be in writing, may not contravene any of the provisions of this Agreement and must be executed by the transferor and delivered to the LLC and recorded on the books of the LLC. Any transfer which contravenes any of the provisions of this Agreement shall be of no force and effect, and shall not be recognized by the LLC.

(c) A transferee of Membership Units who is not admitted as a Member pursuant to this Article 9 shall have no right to require any information or account of the transactions or to inspect the LLC books or to vote, but shall only be entitled to receive the allocations and distributions to which his transferor would otherwise be entitled under this Agreement.

9.6 Admission as a Member.

(a) Subject to the other provisions of this Article 9, a transferee of a Membership Unit (unless an existing Member) shall be admitted as a new Member only after the satisfactory completion of items (i) through (iii) below:

(i) The transferee accepts and agrees to be bound by the terms and provisions of this Agreement;

(ii) A counterpart of this Agreement and such other documents or instruments as the Managers may require is executed by the

transferee to evidence such acceptance and agreement; and

(iii) The transferee pays or reimburses the LLC for all reasonable legal fees and filing and publication costs incurred by the LLC in connection with the admission of the transferee as a Members.

(b) The LLC shall make all official filing and publications as promptly as practical after the satisfaction by the transferee of the conditions contained in this Article 9 for the admission of such transferee as a Member.

ARTICLE 10
DISSOLUTION AND WINDING UP

10.1 Events Requiring Dissolution. The LLC shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Event of Dissolution"):

(a) The sale of all of the Property;

(b) The vote by all Members to dissolve, wind up and liquidate the LLC;

(c) The happening of any other event that makes it unlawful, impossible or impractical to carry on the business of the LLC; or

(d) The triggering event of Article 8.3 above.

10.2 Winding Up. Upon a dissolution of the LLC, and the refusal by the remaining Members to continue the business of the LLC, the Managers shall take full account of the LLC's liabilities and Property, and the LLC's Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient thereto, shall be applied and distributed in the following order:

(a) First, to the payment and discharge of all the LLC's debts and liabilities to creditors other than Members, including the establishment of any necessary reserves;

(b) Second, to the payment and discharge of all LLC's debts and liabilities to the Members;

(c) The balance, if any, to the Members in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods as provided herein.

10.3 Compliance with Timing Requirements of Regulations. In the event the LLC is "Dissolved and Liquidated" within the meaning of the Regulations then (i) distributions shall be made pursuant to this Article 10 (if such liquidation constitutes a dissolution of the LLC) to all Members who have positive Capital Accounts in compliance with the Regulations and (ii) if a Member's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member may be required to contribute to the capital of the LLC the amount to restore such deficit balance to zero in compliance with the Regulations. In the discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 10 may be:

(a) Distributed to a trust established for the benefit of all Members for the purposes of liquidating the LLC assets, collecting amounts owed to the LLC arising out of or in connection with the business of the LLC. The assets of any such trust shall be distributed to all Members from time to time, in the reasonable discretion of the trustee, in the same proportions as the amount distributed to such trust by the LLC would otherwise have been distributed to all Members pursuant to this Agreement; or

(b) Withheld to provide a reasonable reserve for LLC liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the LLC, provided that such withheld amounts shall be distributed to all Members as soon as practicable.

ARTICLE 11
BOOKS, ACCOUNTING AND REPORTS

11.1 Deposit of LLC Funds. All the funds of the LLC shall be deposited in the LLC's name in such bank or banks as may from time to time be determined by a Majority in Interest of the Members. All withdrawals and/or drafts issued therefrom shall require the signature of a Manager.

11.2 Fiscal Year. The fiscal year of the LLC for accounting, income tax and all other purposes shall be the calendar year.

11.3 Books and Records. The LLC shall keep or cause to be kept complete and accurate books of account with respect to LLC business. The books and accounts of the LLC shall at all times be kept and maintained at the principal place of business of the Managers and shall be maintained using the accrual method of accounting. However, for tax preparation purposes, the LLC may elect to file the annual tax return on a cash method of accounting. The books and records maintained at the Manager's principal place of business shall include at least the following: (a) a current alphabetical list of the full name, the tax payer ID used by the Member, and the last known address of each Member; (b) a copy of the Articles of Organization, the Operating Agreement and any amendments thereto; (c) copies of the LLC's federal, state and local income tax returns for the three (3) most recent years; (d) any financial statements of the LLC for the three (3) most recent years; and (e) any other books and records required by law.

11.4 Annual Accounting. At least annually, an accounting shall be made of all LLC transactions since the prior accounting and there shall be prepared all accounting information necessary to prepare all federal and state tax returns of the LLC. The Managers shall then cause the preparation and filing of such returns, and furnish to each Members all relevant information for filing such Members's income tax returns, including a Form "K-1." The Managers will do their best to insure the K-1's will be delivered on or before March 15th of each calendar year.

11.5 Inspection Rights. The books and records of the LLC described in Article 11.1 and 11.3 shall be available during normal business hours, at the reasonable request of any Member, for inspection and copying by such Member or his duly authorized representative. Each Member has the right to obtain from the Managers from time to time, upon reasonable demand: (a) true and full information regarding the state of the business and financial condition of the LLC; (b) copies of the LLC's available federal, state and local tax returns for each year; and (c) other information regarding the LLC. Any cost associated with the request shall be paid by the requesting party upon delivery of said materials.

11.6 Tax Elections. Any elections required or permitted by the LLC under the terms of the Code and Regulations shall be made as the Tax Matters Partner deem appropriate.

ARTICLE 12
REMEDIES

12.1 Default. In the event of any breach or default by any Member under this Agreement, the other Member(s) shall have and may pursue all rights and remedies now or hereafter available under this Agreement, under statute, at law, in equity or otherwise. No remedy, right or power shall be exclusive of any other, but all of them shall be cumulative and in addition to every other remedy, right or power, all of which may be exercised concurrently, alternatively or successively.

ARTICLE 13
MEETINGS

13.1 Annual Meeting. The annual meeting of the Members shall be held on the 15th day in the month of **November** each year, beginning with the year **2010**, at the hour of 10:00 'clock a.m. for the purpose of electing any Managers or Officers of the LLC and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election shall not be held on the day designated herein for the annual meeting of the Members, or at any adjournment thereof, the Members shall cause the election of only Officers other than the Managers of the LLC, to be held at a special meeting of the Members as soon thereafter as it may conveniently be held.

13.2 Regular Meetings. The Members or the Managers may, by resolution, prescribe the

time and place for the holding of regular meetings and may provide that the adoption of such resolution shall constitute notice of such regular meetings. If the Members do not prescribe the time and place for the holding of regular meetings, such regular meetings shall be held at the time and place specified by any Member pursuant to provisions of Article 13.4 regarding notices.

13.3 Special Meetings. Special meetings of all Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member or the Managers, however, no one Member may call a subsequent meeting for a year from the date of their last requested meeting. All Meeting requests are to be submitted to a Manager or the designated executive officer as appointed by the Managers

13.4 Notice of Meeting. Written or telephonic notice stating the place, day and hour of the meeting and in case of special meeting, the purposes for which the meeting is called, shall be delivered not less than ten business days before the date of the meeting, either personally or by facsimile, telephone or by mail, by or at the direction of any Member or the Managers, to each Member of Record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with no less than 15 days prior the meeting, addressed to all Members at their address as it appears on the books of the LLC, with postage thereon prepaid. When all the Members of the LLC are present at any meeting, or if those not present sign in writing a waiver of notice of such meeting, or subsequently ratify all the proceedings thereof, the transactions of such meeting are as valid as if a meeting were formally called and notice had been given.

13.5 Quorum. At any meeting of the Members, Eighty Percent (80%) of the Percentage Interests represented in person, by phone or by proxy, shall constitute a quorum at a meeting of Members. If no quorum exists a majority of the interests so represented may adjourn the meeting from time to time without further notice. At such reconvened meeting at which a quorum shall be present or represented, any business may be transacted which might have transacted at the meeting as originally notified.

13.6 Proxies. At all meetings of all the Members, a Member may vote by proxy executed in writing by the Member or by his duly authorized attorney-in-fact. Such proxy must be an original, signed by the Member and filed with the LLC before or at the time of the meeting. No proxy shall be valid after three (3) months from date of execution, unless otherwise provided in the proxy.

13.7 Voting. All Members shall have one vote for each Membership Unit such Member owns. Unless otherwise specified for certain actions in this Agreement, the vote of a Majority in Interest present at a meeting at which a quorum is present shall be the act of the Members; but in no event shall such a vote be posed by the Members holding less than a Majority in Interest of the Membership Units in the entire LLC. The number of Membership Units shall be reflected on a Membership Certificate. The Units held in the name of a corporation, partnership or LLC may be voted by such officer, partner, agent or proxy as the Bylaws or Partnership Agreement of such entity may prescribe or, in the absence of such provision, as the Board of Directors or Managing Partner of such entity may determine. Units held by a trustee, personal representative, administrator, executor,

guardian or conservator may be voted by him, in person or by proxy, without a transfer of such Units into his name.

13.8 Procedure. The Managers of the LLC shall preside at meetings of the Members. A record shall be maintained of the meetings of the Members. The Members may adopt their own Rules of Order, which shall not be inconsistent with this Operating Agreement.

13.9 Informal Action of Members. Unless otherwise provided by law, any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all Members entitled to vote with respect to the subject matter thereof.

13.10 Order of Business. The Order of Business at all meetings of the Members shall generally be as follows:

(a) Roll Call.
(b) Proof of notice of meeting or waiver of notice.
(c) Reading of minutes of preceding meeting.
(d) Report of the Managers.
(e) Unfinished Business.
(f) New Business.

13.11 Telephonic Meeting. Members of the LLC may participate in any meeting of the Members by means of conference telephone or similar communication if all persons participating in such meeting can hear one another for the entire discussion of the matter(s) to be voted upon. Participating in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE 14
CERTIFICATES AND THEIR TRANSFERS

14.1 Certificates. Membership Certificates representing Membership Units in the LLC shall be in such form as shall be determined by the Managers. Such Membership Certificates shall be signed by at least one Manager. All Membership Certificates shall be consecutively numbered or otherwise identified. The name and address of the person, or entity, to whom the Membership Certificate is issued, with the Capital Contribution and the date of issue, shall be entered in the Certificate Register of the LLC. In case of a lost, destroyed or mutilated Membership Certificate, a new one may be issued upon such terms and indemnity to the LLC as the Managers may prescribe.

14.2 Certificate Register. Any and all changes in Managers shall be formalized by filing notice of the same with the Secretary of State by amendment of the Articles of Organization.

ARTICLE 15

OFFICERS

15.1 Management. The Members have appointed **SCOTT ENCE, KEKOA QUIPOTLA, GLEN AMADOR, DAVID THISTLE, and TODD YOUREN** as the initial Managers of the LLC. A Manager may be removed at any time in writing by the Members entitled to vote and owning **51%** of the Membership Units. Such removal shall be without prejudice to the contract rights, if any, of the person so removed.

15.2 Managers. The Managers shall preside over all meetings of the Members, and shall be the official spokesperson for the LLC. The Managers may sign, on behalf of the LLC, such contracts or other instruments which have been appropriately authorized to be executed by the Members pursuant to this Agreement, except in cases where the signing or execution thereof shall be expressly delegated by the Members or by this Operating Agreement or by Statute to some other officer or agent of the LLC; and, in general, such other person shall perform such duties as may be prescribed by the Members herein.

15.3 Other Officers. The LLC may, at the discretion of the Managers, have additional Officers, including, without limitation, an Executive Officer to head operations, a Secretary to record the minutes of the Members and to attest the signature of the Managers and a Treasurer to account for the financial transactions of the LLC. These other Officers need not be selected from among the Members. One person may hold two or more offices. When the incumbent of an office is (as determined by the incumbent himself or by the Managers) unable to perform the duties thereof, or when there is no incumbent of an office (both such situations referred to hereafter as the "absence" of the Officer), the duties of the office shall be performed by the Managers.

15.4 Election and Tenure. The Secretary and/or Treasurer of the LLC shall be elected annually by the Members at the annual meeting. These Officers shall hold office from the date of their election until the next annual meeting, or until their successor shall have been elected, unless they shall sooner resign or be removed. The Secretary and/or Treasurer of the LLC can be compensated for their responsibilities and efforts as determined appropriate by the Managers.

15.5 Resignation and Removal. These Officers may resign at any time by giving written notice to the Managers unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. These Officers may be removed at any time by the Managers with or without cause. Such removal shall be without prejudice to the contract rights, if any, of the person so removed.

15.6 Vacancies. A vacancy in any office may be filled for the unexpired portion of the term by the Managers.

ARTICLE 16
MISCELLANEOUS

16.1 Amendments. This Operating Agreement may be altered, amended, restated or repealed and a new Operating Agreement may be adopted by action of the Members owning a **75%** Percentage Interest in the LLC, after notice and opportunity for discussion of the proposed alteration, amendment, restatement or repeal.

16.2 Attorney's Fees. In any judicial action or proceeding between the parties to enforce any of the provisions of this Agreement or any right of any party hereto, regardless of whether such action or proceedings is prosecuted to judgment and, in addition to any other remedy, the non-prevailing party shall pay to the prevailing party all costs and expenses, including reasonable attorney's fees, incurred therein by the prevailing party.

16.3 Notices. Any notice request, demand or other communication that, under the terms of the Agreement or under any statute or other law, must or may be given or made by the parties hereto, shall be in writing and delivered in person or sent by facsimile, overnight delivery or registered or certified mail to the offices of the Managers and/or Members as listed on Schedule A which is to be annual updated and retained with the LLC Books.

(a) Notices shall be deemed to have been given three (3) days after deposit with registered or certified mail, the day after deposit with an overnight carrier and the date confirmation that the facsimile was sent is received.

16.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior agreements between the parties with respect thereto.

16.5 Captions. Any titles or captions or sections contained in this Agreement are for convenience or reference only and shall not be deemed part of the context of this Agreement.

16.6 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identification of the person or persons, entity or entities, may require.

16.7 Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Nevada. The parties hereby agree to submit any matter arising hereunder to the jurisdiction of the Eighth Judicial District Court located in Clark County, State of Nevada.

16.8 Severability. If any provision of this Agreement shall be invalid or unenforceable for any reason and to any extent, the remainder of this Agreement shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

16.9 Further Documents. Each of the Members shall execute such further documents and take such further actions as may be reasonably necessary or desirable to accomplish any transaction intended or authorized by this Agreement.

16.10 Waiver of Rights and Breaches. No failure or delay on the part of a Member to exercise any rights given to such Member hereunder or by law shall constitute a waiver thereof, or act to stop such Member from asserting or exercising such rights at a later time, nor shall any single or partial exercise of any such right preclude the further exercise thereof or of any other right. The waiver by a Member of any breach of any provision hereof shall not be deemed to be a waiver of any subsequent breach thereof, or of any breach of any other provision hereof.

RATIFICATION

THE UNDERSIGNED, being all of the Members and Managers of **SEVEN BASE CONSULTING, LLC**, a Nevada limited liability company, hereby evidence their adoption and ratification of the foregoing Operating Agreement of the LLC.

EXECUTED by each Member and the Managers on the date indicated above.

TNA VEGAS, LLC

By: ______________________
Name: DAVID THISTLE
Its: Manager
Member & Initial Manager

KCS HOLDINGS LLC

By: ______________________
Name: SCOTT ENCE
Its: Manager
Member

CHANGE IT INVESTORS-LEVEL II, LLC

By: ______________________
Name: KIM YOUREN
Its: Manager
Member & Initial Manager

____
BRENT STUCHLICK
Member

____
MATT MUTA
Member

____
ARI HAGAN
Member

____
SETH KIDDER
Member

____
TRAVIS KRAWL
Member

____
TODD YOUREN
Member & Initial Manager

____
MICHAEL COTTON
Member

BRIAN & ~~SHERRI~~ RUSS
Member SHERI

SCOTT ENCE
Member & Initial Manager

GLEN AMADOR
Member & Initial Manager

KEKOA QUIPOTLA
Member & Initial Manager

Schedule A to the Operating Agreement of Seven Base Consulting, LLC

Capital Contributions, & Loans

Member	Capital Contribution	Loan	Membership Units	Percentage Interest
TNA Vegas, LLC 625 Canyon Greens Dr Las Vegas, NV 89144 702-768-5258	$ 53.25	$ 61,000.00	5.325	5.33%
Change It Investors-Level II, LLC 5865 Revital Ct Las Vegas, NV 89131 702-341-9808	$ 10.50	$ 40,000.00	1.500	1.50%
Kekoa Quipotla 2664 French Road Place Las Vegas, NV 89052 702-604-9442	$ 125.85	$ 4,000.00	12.585	12.59%
Brent Stuchlik 4014 Promontory St San Diego, CA 92109 702-755-5135	$ 79.18	zero	7.918	7.92%
Seth Kidder 4014 Promontory St San Diego, CA 92109 619-313-3919	$ 79.18	zero	7.917	7.92%
KCS Holdings, Inc. 529 Summer Mesa Drive Las Vegas, NV 89144 702-232-1112	$ 89.30	$ 52,544.61	8.930	8.93%
Aaron Maddox 8082 Constantine Dr #4 Huntington Beach, CA 92642 619-204-4019	$ 10.00	zero	1.00	1.00%

Schedule A to the Operating Agreement of Seven Base Consulting, LLC

Capital Contributions, & Loans

Ari Hagan 5250 S Rainbow Blvd #110 Las Vegas, NV 89118 858-401-0067	$ 79.17	zero	7.917	7.92%
Michael Cotton 5300 East Desert Inn #213 Las Vegas, NV 89122 702-448-0073	$ 22.00	$ 5,000.00	2.200	2.20%
Glen Amador 612 Chervil Valley Las Vegas, NV 89138 702-525-2113	$ 231.23	$ 129,000.00	23.123	23.12%
Todd Youren 5865 / Revital Ct Las Vegas, NV 89131 702-592-5567	$ 45.00	$ 25,000.00	4.500	4.50%
Travis Krawl 1120 N 14th St Boise, ID 83702 208-409-3301	$ 45.00	$ 35,000.00	4.50	4.50%
Scott Enoe 529 Summer Mesa Drive Las Vegas, NV 89144 702-232-1112	$ 105.85	zero	10.585	10.59%
Matt Mutta 3320 S Whitepost Way Eagle, ID 83616 208-284-6319	$ 10.00	$ 15,000.00	1.000	1.00%
Brian & Sherrie Russ PO Box 6515 Santa Rosa, CA 95406	$ 10.00	$ 20,000.00	1.000	1.00%
			100.00	100%

SCHEDULE B

To The
Operating Agreement of Seven Base Consulting, LLC

Initial Members

Glen Amador
Kekoa Quipotla
Brent Stuchlik
Seth Kidder
KCS Holdings, Inc.
Ari Hagan

SCHEDULE C

To The
Operating Agreement of Seven Base Consulting, LLC
(Each Newly Established Unit Price Shall be Accompanied by an Attached Designation Authorized and Acknowledged by 100% of the Members)

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